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EXHIBIT 11

                    ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                                    FORM 10-Q

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        Three Months                          Six Months
                                                        Ended June 30,                       Ended June 30
                                               ------------------------------       ------------------------------
                                                   1997              1996               1997               1996
                                               ------------      ------------       ------------      ------------
Net income applicable to
common shares                                  $        919      $      1,328       $      1,525      $      1,660
                                               ============      ============       ============      ============
Primary:
  Weighted average common shares
     outstanding for the period                      23,819            24,003             23,914            24,001

Dilutive stock options -
  based on the treasury stock
  method using average market
  price                                                 374               293                375               141
                                               ------------      ------------       ------------      ------------

TOTALS                                               24,193            24,296             24,289            24,142
                                               ============      ============       ============      ============
Fully diluted:
  Weighted average shares outstanding                23,819            24,003             23,914            24,001
Dilutive stock options -
  based on the treasury stock
  method using the period-ended
  market price if higher than
  the average market price                              462               293                465               248
                                               ------------      ------------       ------------      ------------

TOTALS                                               24,281            24,296             24,379            24,249
                                               ============      ============       ============      ============

Income per common and
  common equivalent share:

  Primary                                      $        .04      $        .05       $        .06      $        .07

  Fully diluted (A)                            $        .04      $        .05       $        .06      $        .07




(A) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for statement of operations presentation because it results in dilution of less than 3 percent.

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